Contact:	Patrick Johnson, President & CEO (714) 241-4411

For Immediate Release	Jim White, Investor Relations Kehoe, White & Co., Inc. (562) 437-0655

PRO-DEX, INC. ANNOUNCES CONTINUED STRONG SALES AND PROFIT GROWTH
IN FISCAL 2004 THIRD QUARTER OPERATING RESULTS

YEAR TO DATE SALES INCREASE 28% FROM PRIOR YEAR
YEAR TO DATE EARNINGS INCREASE $662,000 FROM PRIOR YEAR AND 14% FROM PREVIOUS QUARTER

SANTA ANA, CA, May 4, 2004 - PRO-DEX, INC. (NASDAQ: PDEX) today announced financial results for the third quarter ended March 31, 2004.  The Company reported net income for the three months ended March 31, 2004 of $261,000 or $0.03 per share on a basic and a diluted basis, as compared to a net income of $56,000 or $0.01 per share on a basic and diluted basis, for the three months ended March 31, 2003.  This represents an increase of $205,000 or 366% over the previous year and a sequential increase of $61,000 or 14% over the previous quarter, producing the seventh consecutive increase in quarterly net profit.  The Company also reported net income for the nine months ended March 31, 2004 of $683,000 or $0.08 per share on a basic and $0.07 per share on a diluted basis, as compared to a net income of $21,000 or $0.00 per share on a basic and a diluted basis, for the nine months ended March 31, 2003.  This represents an increase of $663,000 over the previous year.

Commenting on the Company's financial results, Pro-Dex's President and CEO, Patrick Johnson said, "We knew heading into the third quarter that it was going to be a challenge to deliver another quarter of improved financial performance, particularly given the transition from a revenue stream to a royalty stream on the Healozone project.  We are now pleased to report that despite the impact of that transition, we have delivered another quarter of solid financial performance including growth in sales, gross profit, and earnings.  Sales were up over the previous year and gross margin improved in total dollars and as a percent of sales both sequentially and year over year.  This combined with significantly reduced corporate expenses for the quarter produced increased net income compared to last year and last quarter."

As reported in January of 2003, the Company's Micro Motors subsidiary renegotiated its exclusive manufacturing agreement with Curozone USA, agreeing to a long-term royalty agreement in exchange for its exclusive manufacturing rights.  Curozone USA is the distributor of the innovative Healozone, a device that painlessly treat dental caries with the delivery of ozone gas, eliminating the traditional "drill and fill" treatment.  During the three months ended March 31, 2004, the Company received $40,000 in royalty payments from Curozone USA for sales made during the quarter, compared to $373,000 in revenue derived from Healozone sales to Curozone USA in the previous three month period.  As the royalty payments began during the first quarter of the year and are paid in arrears, the royalty payments received represent only two months of sales activities. Revenue from royalty payments is reported below the operating income line as Other income on the Company's Consolidated Income Statement.

Consolidated net sales increased $223,000 or 7.8% to $3,302,000 for the three months ended March 31, 2004, compared to the three months ended March 31, 2003.  On a sequential basis, consolidated sales decreased $402,000 or 11% for the three months ended March 31, 2004 compared to the previous three month period.  When excluding the impact of the transition of the Healozone project from sales revenue to a royalty stream, sequential sales decreased by less than 1%.  This produced the Company's first sequential decrease in sales in ten straight quarters.  For the nine months ended March 31, 2004, consolidated net sales increased 2,421,000 or 28% compared to the same period in the prior year.

Revenue from the Company's Oregon Micro Systems (OMS) subsidiary increased $167,000 or 25% to $847,000 for the three months ended March 31, 2004 compared to the same period in the previous year.  OMS's sales increased $197,000 or 30% for the three months ended March 31, 2004 compared to the previous three month period.  "Over the course of the last two years, we have put a lot of effort into repositioning OMS given the down-turn in the semi-conductor industry," stated Mr. Johnson.  "This has included the development of the new MAX product line of "servo-motor" multi-axis motion controllers, the planned diversification of the OMS's sales outside the semi-conductor industry and the right-sizing of OMS's operations to current sales volume.  We believe that these efforts are now paying off in increased bookings and sales, sales of new products, sales to new customers outside the semi-conductor market and strong operating profit.  This combined with the resurgence of the semi-conductor market has produced accelerated growth in both sales and profits at OMS."  At the Company's Micro Motors subsidiary, sales increased $56,000 or 2.3% to $2,456,000 for the three months ended March 31, 2004, compared to the same period of the prior year.

The Company's consolidated gross profit for the three months ended March 31, 2004 increased 36% or $424,000 compared to the same three months in the previous year.  For the nine months ended March 31, 2004, consolidated gross profit increased $1,263,000 or 35% compared to the same period in the prior year.  Gross profit as a percentage of sales increased significantly to 48.5% for the three months ended March 31, 2004 compared to 38.3% for the three months ended March 31, 2003 and compared favorably to a gross margin percentage of 46% for the previous quarter.    "This gross profit improvement is coming from increased sales, an improved product mix, operational efficiencies and the diligent management of manufacturing expense, noted Mr. Johnson."  "As both of our operating subsidiaries are fully absorbing manufacturing overhead at current production levels, increased levels of production, which will only require the addition of direct labor, should result in continued improvement in gross profitability."

Total operating expenses increased 12% to $1,204,000 for the three months ended March 31, 2004 from $1,074,000 for the three months ended March 31, 2003.  This increase is attributed to increased sales, marketing and product development activities at both of the Company's operating subsidiaries.  In addition, on a sequential basis operating expenses decreased by $110,000 or 16.3% compared to the previous quarter.  This decrease was primarily due to a sharp reduction in corporate expenses, related to the previous quarter's transition cost of changing auditors and restructuring the Board of Directors.  For the nine months ended March 31, 2004, operating expense increased $232,000 or 6.6% compared to the same nine month period in the prior year.

Addressing the Company's on-going operations, Mr. Johnson noted, "The Company remains on track through the first three quarters of the year, producing increased sales, increased gross profit and increased net profit.  During the third quarter, we generated over $1,000,000 in free cash flow (Cash from Operating Activities (less)/plus Cash from Financing Activities)  and continued to manage the business substantially debt-free.  Commenting on the Company's near term prospects, Mr. Johnson said, "We have really stepped up our product development efforts at both of our operating subsidiaries.  Currently, Micro Motors is engaged in nine new product development projects, including clinical research at a major U.S. University, with the majority of those projects being funded by customers committed to initial purchases once the projects are completed.  As a result of sales activities at the recent Chicago Dental Society Mid-Winter meeting, Micro Motors has made proposals for new business in excess of $3,000,000, a significant portion of which it expects to secure in the next 12 months.  At the same time, new order bookings have remained strong at OMS as we moved into the fourth quarter, with further large orders expected from customers both inside and outside the semi-conductor industry.  All in all, the quarter and the year have gone according to plan and our focus now is to finish the year in the same fashion."

Investors and all others are invited to listen to a conference call discussing the third quarter and the outlook for the balance of fiscal 2004, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet and can be accessed by visiting the Company's website at www.pro-dex.com.  An online replay will be available for 30 days.  Additionally, a telephone replay will be available two hours after the call for 48-hours by dialing (877) 519-4471 for domestic callers and (973) 341-3080 for international callers; enter conference ID# 4722194.

Pro-Dex, Inc., is a California-based holding company with the following wholly-owned operating subsidiaries: Micro Motors, Inc., located in Santa Ana, California, manufactures miniature electric, pneumatic and battery powered rotary drive systems for use in the high tech medical, dental and industrial industries; and Oregon Micro Systems, Inc., located in Beaverton, Oregon, manufactures motion control products used in factory automation and the semiconductor industries.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

Item 1.      Financial Statements

PRO-DEX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2004	June 30, 2003
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$ 1,306,000	$ 795,000
Accounts receivable, net of allowance for doubtful
accounts of $40,000 and $30,000	1,888,000	1,620,000
Inventories, net	2,601,000	2,835,000
Prepaid expenses	143,000	81,000
Deferred taxes	750,000	770,000
Total current assets	6,688,000	6,101,000

Equipment and leasehold improvements, net	1,000,000	1,040,000

Other assets:
Goodwill	1,110,000	1,110,000
Deferred taxes	833,000	833,000
Other	11,000	20,000
Total other assets	1,954,000	1,963,000

Total assets	$ 9,642,000	$ 9,104,000
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt to shareholder	$ 69,000	$ 65,000
Credit line payable	---	432,000
Accounts payable	205,000	642,000
Accrued expenses	576,000	349,000
Income taxes payable	485,000	29,000
Total current liabilities	1,335,000	1,517,000

Long-term debt to a shareholder, net of current portion	93,000	145,000

Total liabilities	1,428,000	1,662,000

Commitments and contingencies
Shareholders' equity:
Series A convertible preferred shares; no par value; liquidation preference of $3.60 per share; 10,000,000 shares authorized; 78,129 shares issued and outstanding	283,000	283,000
Common shares; no par value; 50,000,000 shares authorized; 8,858,600 and 8,711,600 shares issued and outstanding, respectively	15,069,000	14,999,000
Accumulated deficit	(7,106,000)	(7,789,000)
	8,245,000	7,493,000

Receivable for stock purchase	(32,000)	(51,000)

Total shareholders' equity	8,214,000	7,442,000

Total liabilities and shareholders' equity	$ 9,642,000	$ 9,104,000

See notes to consolidated financial statements.

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PRO-DEX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2004	2003

Net sales	$ 3,302,000	$ 3,079,000

Cost of sales	1,698,000	1,899,000
Gross profit	1,604,000	1,180,000

Operating expenses:
Selling	231,000	229,000
General and administrative expenses	501,000	547,000
Research and development costs	472,000	298,000
Total operating expenses	1,204,000	1,074,000

Income from operations	400,000	106,000

Other income (expense):
Royalty income	40,000	---
Other income, net	4,000	8,000
Interest (expense)	(9,000)	(21,000)
Total	35,000	(13,000)

Income before provision for income taxes (credits)	435,000	93,000

Provision for income taxes	174,000	37,000
Net Income	261,000	56,000
Net Income per share:
Basic	$ 0.03	$ 0.01
Diluted	$ 0.03	$ 0.01

Weighted average shares outstanding - basic	8,797,325	8,723,700

Weighted average shares outstanding - diluted	9,398,688	8,910,899

See notes to consolidated financial statements.

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PRO-DEX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended March 31,
	2004	2003

Net sales	$ 10,534,000	$ 8,678,000

Cost of sales	5,683,000	5,090,000
Gross profit	4,851,000	3,588,000

Operating expenses:
Selling	629,000	540,000
General and administrative expenses	1,796,000	1,849,000
Research and development costs	1,299,000	1,071,000
Amortization	---	32,000
Total operating expenses	3,724,000	3,492,000

Income from operations	1,127,000	96,000

Other income (expense):
Royalty income	40,000	---
Other income, net	16,000	4,000
Interest (expense)	(44,000)	(65,000)
Total	12,000	(61,000)

Income before provision for income taxes	1,139,000	35,000

Provision for income taxes	456,000	14,000
Net Income	683,000	21,000
Net Income per share:
Basic	$ 0.08	$ 0.00
Diluted	$ 0.07	$ 0.00

Weighted average shares outstanding - basic	8,779,913	8,752,374

Weighted average shares outstanding - diluted	9,288,056	8,892,995

See notes to consolidated financial statements.

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PRO-DEX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended March 31,
	2004	2003

Cash Flows from Operating Activities:
Net Income	$ 683,000	$ 21,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	273,000	285,000
Provision for doubtful accounts	10,000	49,000
Reserve for obsolete inventory	(116,000)	--
Non-cash compensation	19,000	19,000
Deferred taxes	20,000	--
Changes in:
(Increase) in accounts receivable	(278,000)	(575,000)
(Increase) decrease in inventories	350,000	(19,000)
(Increase) in prepaid expenses	(29,000)	(22,000)
Decrease in other assets	9,000	3,000
(Decrease) in accounts payable and accrued expense	(237,000)	(76,000)
Increase in income taxes payable	456,000	15,000

Net Cash provided by (used in) Operating Activities	1,160,000	(300,000)

Cash Flows From Investing Activities:
Proceeds from sale of discontinued operations	---	790,000
Net additions to equipment and leasehold improvements	(233,000)	(262,000)

Net Cash provided by (used in) Investing Activities	(233,000)	528,000

Cash Flows from Financing Activities:
Principal payments on long-term borrowings	(54,000)	(97,000)
Net payments on line of credit	(432,000)	(11,000)
Additional paid in capital	70,000	---
Stock repurchases	---	(32,000)

Net Cash (used in) Financing Activities	(416,000)	(140,000)

Net Increase in Cash and Cash Equivalents	511,000	88,000
Cash and Cash Equivalents, beginning of period	795,000	236,000

Cash and Cash Equivalents, end of period	$ 1,306,000	$ 324,000

Supplemental Information

Cash payments for interest	$42,000	$68,000

Cash payments for income taxes	$6,000	$2,000

See notes to consolidated financial statements.

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